CANIVATE

Agreement Between Owner and Consultant

without a Predefined Scope of Consultant's Services

AGREEMENT made as of the 30th day of November in the year 2018.

BETWEEN the Owner:

Canivate Growing Systems Ltd.
#500-1112 West Pender Street
Vancouver, BC, Canada
V6E 2S1

and the Consultant:

FabriTec Structures, LLC
1011 Regal Row
Dallas, TX 75247
USA

Consultant's discipline:

Pre-Construction Services for the proposed Canivate Growing Systems Ltd. ETFE Building Structure + Envelope Design & Construction.

for the following Project:

Canivate Perris
Perris, CA
USA

Project: CG-18-CA001

Contract: CG-18-CA001-CI201

GLB

The Owner and Consultant agree as follows:

TABLE OF ARTICLES

ARTICLE 1 INITIAL INFORMATION

1.1 This Agreement is based on the Initial Information set forth in this Article 1:

.1 Canivate RFP Dated 11 October 2018

.2 Pfeifer FabriTec Response "Pre-Construction Services Agreement (PCSA) - Rev. 2" dated Oct 31, 2018

.3 Pfeifer FabriTec, working in conjunction with Canivate and their design team, is to provide engineering and commercial related-services to assist in the development of the preliminary concept design.

1.2 Unless otherwise specifically defined in this Agreement, terms in this Agreement shall have the same meaning as those used by architectural industry standards.

1.3 The Owner's anticipated design and construction schedule:

.1 Design phase milestones:

Duration for Phase 1 Proof of concept design evaluation 5 to 7 weeks to 20 Dec 2018

Concept Budget and schedule submission	21 Dec 2018
Preliminary GMP submission	11 Feb 2019
80% GMP submission	TBC
100% Costing	TBC

.2 Date for commencement of construction: TBC

.3 Substantial Completion date: TBC

.4 Other milestone dates:

Proof of concept charette, decisions and direction with FabriTec, Tensys, Westar, Canivate etc. in Dallas, TX. November 27, 2018 to November 30, 2018.

GLB

1.4 The Owner and Consultant may rely on the Initial Information. Both parties, however, recognize that the Initial Information may materially change and, in that event, the Owner and the Consultant shall appropriately adjust the schedule, the Consultant's services, and the Consultant's compensation.

ARTICLE 2 CONSULTANT'S RESPONSIBILITIES

2.1 The Consultant shall provide the following professional services:

Pre-Construction Services for the proposed Canivate Growing Systems Ltd ETFE Building Structure + Envelope Design & Construction.

Inclusion of preliminary engineering of main structure above grade by Tensys.

2.2 The Consultant shall perform its services consistent with the professional skill and care ordinarily provided by professionals in the same discipline practicing in the same or similar locality under the same or similar circumstances. The Consultant shall perform its services based upon monthly agreed Schedule consistent with such professional skill and care and the orderly progress of the Project.

2.3 The Consultant identifies the following representative who is authorized to act on behalf of the Consultant with respect to the Project.

Garry Becker, President FabriTec Structures, LLC

2.4 If required in the jurisdiction where the Project is located, the Consultant shall be licensed to perform the services described in this Agreement, or shall cause such services to be performed by appropriately licensed professionals.

2.5 The Consultant shall coordinate its services with those services provided by the Owner and the Owner's other consultants. The Consultant may communicate with the Owner's other consultants for the purposes of performing its services on the Project. The Consultant shall keep the Owner reasonably informed of any such communications. The Consultant shall be entitled to rely on the accuracy and completeness of services and information furnished by the Owner and the Owner's other consultants. The Consultant shall provide prompt written notice to the Owner if the Consultant becomes aware of any error, omission, or inconsistency in such services or information.

2.6 The Consultant shall keep the Owner reasonably informed of the progress of the Consultant's services.

2.7 Insurance. The Consultant shall maintain all required typical liability insurances at Consultant's expense.

2.7.1 Professional Liability covering the negligent acts, errors and omissions in the performance of professional services with policy limits of not less than $2 million USD per claim and $2 million USD in the aggregate.

2.7.2 The Owner shall be an additional insured on the Consultant's primary and excess insurance policies for Commercial General Liability and Automobile Liability. The additional insured coverage shall be primary and non-contributory to any of the Owner's insurance policies. The additional insured coverage shall apply to both ongoing operations and completed operations.

2.7.3 The Consultant shall provide to the Owner certificates of insurance evidencing compliance with the requirements in this Section 2.7.

GLB

2.8 Time. The Consultant shall provide its services within the time limits established in the Consultant's Schedule, or within the Deliverable(s) Time Limit(s) set forth below. The Consultant shall immediately inform the Owner of any circumstances which may cause a delay.

2.8.1 Consultant's Schedule: As soon as practicable after the date of this Agreement, the Consultant shall submit, for the Owner's approval, a schedule for the performance of the Consultant's Services based on Owner's Schedule. If relevant to the Consultant's Services, the schedule initially shall include anticipated dates for design phase milestones, commencement of construction, and for Substantial Completion of the Work as set forth in the Initial Information. The schedule shall include allowances for periods of time required for the Owner's review, for the performance of the Owner's Consultants, and for approval of submissions by authorities having jurisdiction over the Project. Once approved by the Owner, time limits established by the schedule shall not, except for reasonable cause, be exceeded by the Consultant or Owner.

ARTICLE 3 ADDITIONAL SERVICES

3.1 Additional Services may be provided after execution of this Agreement without invalidating the Agreement.

3.2 The Consultant shall promptly notify the Owner upon recognizing the need to perform Additional Services. The Consultant, however, shall not proceed to provide such services until the Consultant receives the Owner's written authorization. Except for services due to the fault of the Consultant, any Additional Services provided in accordance with this Section 3.2 shall entitle the Consultant to compensation pursuant to Section 8.2.

ARTICLE 4 OWNER'S RESPONSIBILITIES

4.1 Unless otherwise provided for under this Agreement, the Owner shall provide information in a timely manner regarding requirements for and limitations on the Project. Within 15 days after receipt of a written request from the Consultant, the Owner shall furnish the requested information as necessary and relevant for the Consultant to evaluate, give notice of, or enforce lien rights.

4.2 The Owner identifies the following representative who is authorized to act on the Owner's behalf with respect to the Project.

Troy McClellan, VP, Canivate Growing Systems

4.3 The Owner shall render decisions and approve the Consultant's submittals, if any, in a timely manner in order to avoid unreasonable delay in the orderly and sequential progress of the Consultant's services.

4.4 The Owner shall coordinate the services of its other consultants with those services provided by the Consultant. The Owner shall provide the Consultant with a list of other consultants on the Project whose services relate to the Consultant's services. The Owner shall also, upon written request, furnish the Consultant with copies of the scope of services in contracts between the Owner and such other consultants. The Owner shall require that its other consultants maintain professional liability insurance as appropriate to the services provided.

4.5 The Owner shall furnish the services of Consultants other than those designated in this Agreement, or authorize the Consultant to furnish them as an Additional Service, when the Consultant requests such services and demonstrates that they are reasonably required for the Consultant to be able to perform its services.

4.6 The Owner shall provide prompt written notice to the Consultant if the Owner becomes aware of any fault or defect in the Project, including errors, omissions, or inconsistencies in the Consultant's Services.

1.1.B

ARTICLE 5 COPYRIGHTS AND LICENSES

5.1 Instruments of Service are representations, in any medium of expression now known or later developed, of the tangible and intangible creative work performed by the Consultant and the Consultant's sub consultants under their respective professional services agreements. Instruments of Service may include, without limitation, studies, surveys, models, sketches, drawings, specifications, communications and other similar materials in digital or physical form.

5.2 The Consultant and the Owner warrant that in transmitting Instruments of Service, or any other information, the objective is for the Owner to be the copyright owner of such information subject to the terms of Article 8.7. Consultant must receive written permission prior to transmitting such information to any other parties. If the Owner and Consultant intend to transmit Instruments of Service or any other information or documentation in digital form, they shall endeavor to establish necessary protocols governing such transmissions or comply with protocols established for the Project, if any.

5.3 The Consultant and the Consultant's sub consultants shall be deemed the authors, not owners, of their respective Instruments of Service. Submission or distribution of Instruments of Service to meet official regulatory requirements or for similar purposes in connection with the Project can only be made upon prior Owner direction and approval.

5.4 Upon execution of this Agreement, the Consultant grants to the Owner exclusive ownership and license to use the Consultant's Instruments of Service solely and exclusively for purposes of designing, constructing, using, maintaining, altering and adding to the Project, provided that the Owner substantially performs its obligations, including prompt payment of all sums when due, under this Agreement. The Consultant shall obtain similar exclusive licenses from its sub consultants consistent with this Agreement. The license granted under this section permits the Owner to authorize the Owner's Consultants and contractors to reproduce applicable portions of the Instruments of Service solely and exclusively for the purposes of designing, constructing, using, maintaining, altering and adding to the Project. The Owner agrees that the Instruments of Service will remain the property of the Consultant but will be held in trust for the benefit of the Consultant, until Consultant completes the first design/build facility, occupancy permit is issued and final payment is made. Immediately thereafter, the Consultant shall transfer to the Owner exclusive ownership of all patent rights and other intellectual property including any or all of the particular embodiments of the Instruments of Service, and herewith waives all title, rights and interest therein, subject to the terms of Article 8.7. If the Consultant rightfully terminates this Agreement for cause as provided in Section 7.4, the license granted in this Section 5.4 shall remain the exclusive property of Consultant.

5.4.1 In the event the Owner rightfully uses the Instruments of Service without retaining and consulting with the author of the Instruments of Service, the Owner releases the Consultant and the Consultant's sub consultants from any and all claims and causes of action arising from such uses. The Owner, to the extent permitted by law, further agrees to indemnify and hold harmless the Consultant and its sub consultants from all costs and expenses, including the cost of defense, related to claims and causes of action asserted by any third person or entity to the extent such costs and expenses arise from the Owner's use of the Instruments of Service under this Section 5.4.1.

5.5 Except for the licenses granted in this Article 5, no other license or right shall be deemed granted or implied under this Agreement. The Owner shall not assign, delegate, sublicense, pledge, or otherwise transfer any license granted herein to another party without the prior written agreement of the Consultant. Any unauthorized use of the Instruments of Service shall be at the Owner's sole risk and without liability to the Consultant and the Consultant's sub consultants.

5.6 Consultant hereby grants to Owner the exclusive right, license and authority, but not the obligation, to use and display Consultant's approved name, logo, photographs, biography, or other simulations thereof (but not including photographs or likenesses utilizing the appearance of Consultant "Publicity Rights"), in publications and channels and means of distribution as Owner may determine at any time, anywhere, in connection with the Project and the business of the Owner. In addition, Consultant grants to Owner the

GLB

right to publicize Consultant's association with the Owner and the Project and to advertise and promote Consultant's position, including endorsements by Consultant of Owner and its business and the Project. Upon Owner's request, Consultant shall provide additional information to Owner in furtherance of this Section in a timely manner.

ARTICLE 6 CLAIMS AND DISPUTES

6.1 General

6.1.1 The Owner and Consultant shall commence all claims and causes of action, whether in contract, tort, or otherwise, against the other arising out of or related to this Agreement in accordance with the requirements of the method of binding dispute resolution selected in this Agreement within the period specified by applicable British Columbia law, but in any case not more than 6 years after the date the Project is sufficiently complete so that the Owner can utilize it for its intended use. The Owner and Consultant waive all claims and causes of action not commenced in accordance with this Section 6.1.1.

6.1.2 To the extent damages are covered by property insurance, the Owner and Consultant waive all rights against each other and against the contractors, consultants, agents, and employees of the other for damages, except such rights as they may have to the proceeds of such insurance. The Owner or the Consultant, as appropriate, shall require of the contractors, consultants, agents, and employees of any of them, similar waivers in favor of the other parties enumerated herein.

6.1.3 The Consultant and Owner waive consequential damages for claims, disputes, or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party's termination of this Agreement, except as specifically provided in Section 7.7.

6.2 Mediation

6.2.1 Any claim, dispute, or other matter in question arising out of or related to this Agreement shall be subject to mediation as a condition precedent to binding dispute resolution. If such matter relates to or is the subject of a lien arising out of the Consultant's services, the Consultant may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the matter by mediation or by binding dispute resolution.

6.2.2 The Owner and Consultant shall endeavor to resolve claims, disputes, and other matters in question between them by mediation which, unless the parties mutually agree otherwise, shall be administered by the international arm of the American Arbitration Association, the International Centre for Dispute Resolution with its Canadian Arbitration Rules in accordance with relevant Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, delivered to the other party to the Agreement, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of a complaint or other appropriate demand for binding dispute resolution but, in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order. If an arbitration proceeding is stayed pursuant to this Section, the parties may nonetheless proceed to the selection of the arbitrator(s) and agree upon a schedule for later proceedings.

6.2.3 The parties shall share the mediator's fee and any filing fees equally. The mediation shall be held where the Owner is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.

6.2.4 If the parties do not resolve a dispute through mediation pursuant to this Section 6.2, the method of binding dispute resolution shall be Arbitration pursuant to Section 6.3 of this Agreement.

6.3 Arbitration. Any dispute, difference or question, which may arise at any time hereinafter between Consultant and Owner shall be referred to and settled by binding arbitration under the International

MLB

Chamber of Commerce Arbitration Rules. No arbitration shall be commenced until the aggrieved party shall send to the other party a written notice describing the problem and stating a proposed solution ("Settlement Notice"). For Thirty (30) days after the sending of the Settlement Notice, the parties shall try to settle the dispute in good faith. During this Thirty (30) day settlement period, each party shall send to the other an additional written notice with further proposal for resolving the dispute and responding in detail to the last proposal of the other party. The contents of the Settlement Notice and of all discussions and writings during the thirty (30) day settlement period shall be without prejudice and shall be privileged as settlement discussions and may not be used in any legal proceedings or arbitration. The place of arbitration shall be British Columbia, Canada or via telephone conference. One impartial arbitrator shall be appointed. Judgment on the Arbitral award may be entered in any court having jurisdiction. The parties hereby waive all defenses as to personal jurisdiction, venue and sovereign immunity from attachment, exception and jurisdiction in any proceeding to confirm or enforce the award. The prevailing party in any proceeding brought under the section shall be paid its full costs and attorneys' fees by the other party. The laws of the Province of British Columbia, Canada shall govern all issues during the arbitration. The decision of the Arbitrator shall be final and binding on the parties herein.

ARTICLE 7 TERMINATION OR SUSPENSION

7.1 If the Owner fails to make payments to the Consultant in accordance with this Agreement, such failure shall be considered substantial nonperformance and cause for termination or, at the Consultant's option, cause for suspension of performance of services under this Agreement. If the Consultant elects to suspend services, the Consultant shall give seven days' written notice to the Owner before suspending services. In the event of a suspension of services, the Consultant shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services. Before resuming services, the Consultant shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Consultant's services. The Consultant's fees for the remaining services and the time schedules shall be equitably adjusted.

7.2 If the Owner suspends the Project or the Consultant's services, the Consultant shall be compensated for services performed prior to notice of such suspension. When the Project or the Consultant's services are resumed, the Consultant shall be compensated for expenses incurred in the interruption and resumption of the Consultant's services. The Consultant's fees for the remaining services and the time schedules shall be equitably adjusted.

7.3 If the Owner suspends the Project or the Consultant's services for more than 90 cumulative days for reasons other than the fault of the Consultant, the Consultant may terminate this Agreement by giving not less than seven days' written notice.

7.4 Either party may terminate this Agreement upon not less than seven days' written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

7.5 The Owner may terminate this Agreement upon not less than seven days' written notice to the Consultant for cause.

7.6 In the event of termination not the fault of the Consultant, the Consultant shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due and all Termination Expenses as defined in Section 7.7.

7.7 Termination Expenses are in addition to compensation for the Consultant's services and include expenses directly attributable to termination for which the Consultant is not otherwise compensated, plus an amount for the Consultant's anticipated profit on the value of the services not performed by the Consultant.

7.8 The Owner's rights to use the Consultant's Instruments of Service in the event of a termination of this Agreement are set forth in Article 5 and Section 8.7.

ARTICLE 8 COMPENSATION

8.1 The Owner shall compensate the Consultant for services described in Article 2 as follows:

Total amount for this contract: US$ 106,300

To be paid as follows:

25% Retainer due at time of Order. $26,575 USD
25% Upon Completion of 3-day Workshop. $26,575 USD
25% Upon Completion of Step 2 – Design Scheme Evaluation. $26,575 USD
Final Payment due, net 30 days, Upon Completion of Project Budget & Schedule. $26,575 USD

8.2 The Owner shall compensate the Consultant for Additional Services that may arise during the course of the Project as follows:

Rates or amounts to be agreed prior to providing additional Services.

8.3 The hourly billing rates for services of the Consultant and the Consultant's sub consultants, if any, are set forth below. The rates shall be adjusted in accordance with the Consultant's and Consultant's sub consultants' normal review practices.

Rates or amount to be agreed prior to providing additional Services.

8.4 Unless otherwise agreed, payments for services shall be made monthly in proportion to services performed. Payments are due and payable upon presentation of the Consultant's invoice. Amounts unpaid forty five (45) days after the invoice date shall bear interest at the rate entered below, or in the absence thereof at the legal rate prevailing from time to time at the principal place of business of the Consultant. One half percent (0.5%) per month, six percent (6.0%) annually.

8.5 The Owner shall not withhold amounts from the Consultant's compensation to impose a penalty or liquidated damages on the Consultant, or to offset sums requested by or paid to contractors for the cost of changes in the Work unless the Consultant agrees or has been found liable for the amounts in a binding dispute resolution proceeding.

8.6 Reimbursable Expenses

8.6.1 Reimbursable Expenses are in addition to compensation for the Consultant's professional services and include expenses incurred by the Consultant directly related to the Project, as follows:

.1 Transportation and authorized out-of-town travel and subsistence;

.2 Long distance services, dedicated data and communication services, teleconferences, Project Web sites, and extranets;

.3 Fees paid for securing approval of authorities having jurisdiction over the Project;

.4 Printing, reproductions, plots, standard form documents provided to the Client;

.5 Postage, handling and delivery;

.6 Expense of overtime work requiring higher than regular rates, if authorized in advance by the Owner;

ЛB

.7 Consultant's sub-consultants' expense of professional liability insurance dedicated exclusively to this Project, or the expense of additional insurance coverage or limits if the Owner requests such insurance in excess of that normally carried by the Consultant's sub consultants;

.8 All taxes levied on professional services and on reimbursable expenses;

.9 Other similar Project-related expenditures, if authorized in advance by the Owner.

8.6.2 For Reimbursable Expenses the compensation shall be the expenses incurred by the Consultant and submitted to the Client and paid with the standard invoicing timing.

8.6.3 Records of Reimbursable Expenses and services performed on the basis of hourly rates shall be available to the Owner and submitted to the Client and paid with the standard invoicing timing.

8.7 Compensation for Use of Consultant's Instruments of Service
If the Owner terminates the Consultant under Section 7.5, or the Consultant terminates this Agreement under Section 7.3, the Owner shall pay an agreed upon equitable licensing fee as compensation for the Owner's continued use of the Consultant's Instruments of Service solely for purposes of completing, using and maintaining the Project.

ARTICLE 9 MISCELLANEOUS PROVISIONS

9.1 This Agreement shall be governed by the laws of British Columbia, Canada, except that if the parties have selected arbitration as the method of binding dispute resolution, the International Chamber of Commerce Arbitration Rules shall govern Section 6.3.

9.2 The Owner and Consultant, respectively, bind themselves, their agents, successors, assigns and legal representatives to this Agreement. Neither the Owner nor the Consultant shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to a lender providing financing for the Project if the lender agrees to assume the Owner's rights and obligations under this Agreement.

9.3 If the Owner requests the Consultant to execute certificates, the proposed language of such certificates shall be submitted to the Consultant for review at least 14 days prior to the requested dates of execution. If the Owner requests the Consultant to execute consents reasonably required to facilitate assignment to a lender, the Consultant shall execute all such consents that are consistent with this Agreement, provided the proposed consent is submitted to the Consultant for review at least 14 days prior to execution. The Consultant shall not be required to execute certificates or consents that would require knowledge, services, or responsibilities beyond the scope of this Agreement.

9.4 Nothing contained in this Agreement shall create a contractual relationship with or a cause of action in favor of a third party against either the Owner or Consultant.

9.5 Unless otherwise required in this Agreement, the Consultant shall have no responsibility for the discovery, presence, handling, removal or disposal of, or exposure of persons to, hazardous materials or toxic substances in any form at the Project site.

9.6 For the purposes of this Agreement, "**Confidential Information**" means information, knowhow and data (which may be oral, written, graphic, demonstrative, machine recognizable or otherwise) disclosed to the Consultant or developed by the Consultant pursuant to this Agreement, including without limitation the research, products, technology, ideas, inventions, methods, formulas, algorithms, computer programs, processes, designs, compositions, photographs, plans, product concepts, specifications, samples, reports, laboratory notebooks, services, , business operations and systems, marketing techniques and pricing policies, financial information, information concerning employees, customers, licensors, licensees and/or vendors of the Owner, all Owner Inventions (as defined in Section 9.1), any information that the

AiLB

Owner may from time to time designate as being confidential information, and any Third Party Information. "**Third Party Information**" means any Confidential Information (including those types of information enumerated in the definition of Confidential Information) owned by a third party and disclosed to the Consultant by the Owner or pursuant to performance of the services. **"Confidential Business Information"** means strategies and business plans relating specifically to the future development of the Business of the Owner. Confidential Information and Confidential Business Information will not mean information, know how or data which:

(a) was legally known to or in the possession of the Consultant as evidenced by written records at the time of disclosure to the Consultant by the disclosing party;

(b) is or has become part of the public domain through no fault of the Consultant; or

(c) has been disclosed to the Consultant by a third party without breaching any contractual, confidential, statutory or common law obligation to the Owner.

9.6.1 The Consultant hereby certifies that the Consultant has not brought and will not bring to the Owner or use while performing the Services for the Owner or incorporate into any Owner Invention any Confidential Information of a former or existing employer, client or third-party. The Consultant understands that while consulting for the Owner, the Consultant is not to breach any obligation of confidence or duty that the Consultant may have to any third parties and the Consultant agrees that it will observe all such obligations during its retainer or consulting with the Owner.

9.6.2 With respect to Confidential Information that might be disclosed to the Consultant pursuant to the Services, the Consultant acknowledges and agrees as follows:

(a) that all Confidential Information received by the Consultant is proprietary to the Owner, or the third party in the case of the Third Party Information, has been designed, developed, accumulated at great expense and over lengthy periods, and is secret and constitutes the exclusive property of the Owner, or the third party in the case of Third Party Information; and

(b) that, during the Term of this Agreement and for a period of two years thereafter with respect Confidential Information and three years thereafter with respect to Confidential Business information:

(i) the Consultant will hold and keep all Confidential Information and Confidential Business Information in the strictest confidence, and will not remove without approval any work product owned by the Owner or Confidential Information from the place of business of the Owner, and will not retain any such products or information in the Consultant's sole possession unless expressly permitted by the Owner in writing;

(ii) except as specifically authorized in writing by the Owner, the Consultant will not, directly or indirectly, (unless required to do so by applicable law), use, disseminate, disclose, lecture upon, publish, make copies of or otherwise summarize the Confidential Information or Confidential Business Information; and

(iii) the Consultant will ensure that all Confidential Information and Confidential Business Information, and copies thereof, are clearly marked or otherwise identified as confidential and proprietary to the Owner, and that all Confidential Information and Confidential Business Information and all copies thereof are stored in a secure location while in the Consultant's possession, control, charge or custody;

GLB

9.6.3 For the purpose of this Agreement, "**Owner Inventions**" means any discoveries, concepts, inventions, improvements, ideas and developments, whether or not they may be patented, copyrighted or otherwise protected, including without limitation processes, methods, formulas, procedures, and techniques (including without limitation improvements and modifications thereto) developed or conceived by the Consultant, whether alone or jointly with others, relating to the Services.

9.6.4 With respect to Owner Inventions conceived, developed or worked on by the Consultant, the Consultant agrees as follows:

(a) Except as otherwise specifically provided by written agreement between the Owner and the Consultant, such agreement not to be unreasonably withheld by the Owner, the Owner is the exclusive owner of any Owner Invention made, conceived, developed or worked upon by the Consultant, during or after the Term, including all intellectual property rights in and to such Owner Inventions;

(b) The Consultant hereby assigns to the Owner all right, title and interest throughout the world that the Consultant may have in any Owner Inventions, including without limitation, all copyrights, patent rights, trade-marks, trade names, industrial designs, trade secrets and other intellectual property rights in and to each Owner Invention, effective at the time each is created;

(c) The Consultant hereby waives the Consultant's moral rights in each Owner Invention, including, without limitation, the right to the integrity of the Owner Invention, the right to be associated with the Owner Invention, the right to restrain or claim damages for any distortion, mutilation or other modification of the Owner Invention, and the right to restrain the use or reproduction of the Owner Invention in any context and in connection with any product, service, cause or institution, effective at the time the particular Owner Invention is created.

(d) The Consultant will fully and promptly disclose and deliver to the Owner all Owner Inventions, together with any documentation and materials that relate thereto and any explanations that may be necessary in connection with any registrations that may be made to obtain copyright, patent, trade-mark, trade name, industrial design or other protection relating to the Owner Inventions;

(e) To the extent a formal transfer or assignment of any rights of the Consultant in any Owner Invention is required, or the consent of the Consultant to the registration of any right in any Owner Invention is required, the Consultant will execute and deliver **or, as applicable, will cause to be so executed and delivered,** any further assignments, documentation and other instruments as may be reasonably required by the Owner to effect the transfer, assignment or registration;

(f) In the event that the Owner makes or proposes to make any Canadian, United States or foreign patent applications relating the Owner Invention, the Consultant will cooperate fully with the Owner and its patent counsel in preparing and prosecuting any such applications, and any expenses incurred by the Consultant respecting the same will be reimbursed by the Owner <u>provided</u> that the Owner shall be deemed to have consented in advance to the incurrence of any reasonable expenses incurred by the Consultant with respect to such cooperation; and

(g) Notwithstanding anything in this Agreement to the contrary, if due to the Consultant's unavailability, any mental or physical incapacity, or for any other reason, the Owner is unable to secure the Consultant's signature (having used commercially reasonable efforts to secure such signature) to any assignment agreement, patent application or any other document, application or other instrument contemplated by this Section, including without limitation any document required in order to apply for or to pursue any

GLB

application for any Canadian, United States or foreign patent or copyright registrations covering any Owner Inventions assigned to the Owner as per this Agreement, during the Term of this Agreement the Consultant hereby irrevocably designates and appoints the Owner and its duly authorized officers and agents as the Consultant's agent in fact, to act for and in the Consultant's behalf and stead to execute and, as necessary, file any such agreements, applications, instruments or other documents, and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by the Consultant.

ARTICLE 10 SPECIAL TERMS AND CONDITIONS

Special terms and conditions that modify this Agreement are as follows: N/A

ARTICLE 11 SCOPE OF THE AGREEMENT

11.1 This Agreement represents the entire and integrated agreement between the Owner and the Consultant and supersedes all prior negotiations, representations, or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Consultant. In the event of a conflict between the terms and conditions of this Agreement between Owner and Consultant and an attached exhibit, the terms and conditions of this Agreement between Owner and Consultant shall take precedence.

11.2 This Agreement is comprised of the following documents listed below:

.1 Canivate Agreement Between Owner and Consultant.

.2 Scope of Services Exhibit(s) listed in section 2.1

.3 Other documents: Canivate design drawings dated 9/17/18

.4 Addendum #1

This Agreement entered into as of the day and year first written above.

OWNER *(Signature)*

Ingo Mueller, Chief Executive Officer
(Printed name and title)

CONSULTANT *(Signature)*

GARRY L. BECKER, PRESIDENT
(Printed name and title) 5.15.2019

GLB